EXHIBIT 21-1



                PENNSYLVANIA ENTERPRISES, INC. AND SUBSIDIARIES



                        Subsidiaries of the Registrant



    The following are subsidiaries of the Registrant. Their voting securities are owned 100% by the Registrant or a wholly-owned subsidiary of the Registrant, as noted. All of the subsidiaries are incorporated in Pennsylvania, except for Keystone Pipeline Services, Inc., which is incorporated in Delaware.


                 PG Energy Inc.

                 PG Energy Services Inc. (1)

                 Pennsylvania Energy Resources, Inc. (2)

                 PEI Power Corporation (Formed in October, 1997)

                 Theta Land Corporation

                 Penn Gas Development Co. (3)

                 Keystone Pipeline Services, Inc. (4)

                 Honesdale Gas Company (5)


(1) On April 8, 1997, the then existing subsidiary Pennsylvania Energy Resources Inc. changed its name to PG Energy Services Inc. ("Energy Services"). Energy Services has also registered the following fictitious names under which it may do business: PG Energy PowerPlus, PG Energy Propane, PERI Propane Services, and Pennsylvania Energy Marketing Company.

(2) On April 8, 1997, a new subsidiary named Pennsylvania Energy Resources, Inc., which is an inactive name-holding corporation, was formed.

(3) A subsidiary of PG Energy Inc. accounted for on the equity method which has not been consolidated since it is insignificant.

(4) A subsidiary of Energy Services included in the consolidation of Energy Services into the Registrant.

(5) A subsidiary of PG Energy Inc. acquired on February 14, 1997, and included in the consolidation of PG Energy Inc. into the Registrant.
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